Exhibit 99.1

Vermillion Reports Fourth Quarter 2019 Financial Results

March 26, 2020

Conference Call scheduled for today, March 26th at 4:30 p.m. ET

AUSTIN, Texas — March 26, 2020 — Vermillion, Inc. (Nasdaq: VRML), a bio-analytical based women’s health company focused on gynecologic disease, today reported its financial results for the fourth quarter and year ended December 31, 2019.

“We are very pleased with the overall business momentum we created in 2019 and the continued growth into 2020. We have also implemented strategies to help manage the impact on our business of the COVID-19 pandemic and actions taken to contain it,” stated Valerie Palmieri, President and CEO of Vermillion. “Our team is focused on emerging from COVID-19 even stronger, with an increase in the use of virtual sales tools, as well as a deep product pipeline to address the entire patient life cycle, from endometriosis to ovarian cancer risk management. We remain committed to capitalizing on one of the fastest growing sectors today, women’s health.”

Recent Corporate Highlights

Year over Year Results – Fourth Quarter 2019 versus Fourth Quarter 2018:

-	Product volume increased 93% to 3,854 units up from 1,996 units in the fourth quarter of last year
-	Product revenue increased 62% to $1.3 million up from $793 thousand in the fourth quarter of last year
-	Total number of customers increased by 83% compared to the fourth quarter of last year
-	New customers increased 61% compared to the fourth quarter of last year

Year over Year Results – Twelve Months of 2019 versus Twelve Months of 2018:

-	Product volume increased 68% to 12,898 units up from 7,679 units in 2018
-	Product revenue increased 59% to $4.4 million up from $2.8 million in 2018
-	Total number of customers increased 56% compared to 2018
-	New customers increased 56% compared to 2018

Cigna Contract

-We have executed a preferred in-network contract agreement with CIGNA. This in-network agreement adds another 16M lives to our contracted plans, and includes not only OVA1, but also Overa and our ovarian and carrier genetics testing panels. We are pleased with the final agreed prices, which will be effective April 1, 2020.

Medicaid Coverage

-We have made considerable advancements in our state Medicaid coverage. We have added a total of 9 state Medicaid plans to our positive coverage list. Having this coverage in place is critical to managing underserved populations, as we believe OVA1 is the only technology available today that has adequate sensitivity for early stage Ovarian cancer detection in African American women.

State of Connecticut Financing

We recently concluded an amendment to our agreement with the State of Connecticut Department of Economic Community Development. We previously announced a $4M loan from Connecticut, $2M of which we received in 2016. We are eligible for the additional $2M based on target revenue and, as of this new amendment, a revised target employment milestone.  We expect to achieve the revised target employment levels in 2020.

Fourth Quarter Financial Highlights:

•

Product revenue increased 62% to $1.3 million for the fourth quarter 2019, compared to $793 thousand for the same period in 2018. The increase is due to an increase in the number of our tests performed. The increase is driven by the launch of OVA1PLUS and an increase in the commercial team during 2019.

•	The number of OVA1 tests performed increased 93% to 3,854 during the fourth quarter 2019 compared to 1,996 for the same period in 2018.

•	Revenue on a per test performed basis was $333 in the fourth quarter of 2019 compared to $345 in the third quarter of 2019, and $398 in Q4 of 2018, driven by patient pay in specific geographies.

•	Gross profit on OVA1 product revenue was $619 thousand (a 48% profit margin) for the fourth quarter 2019 compared to $287 thousand for the same period in 2018 (a 36% profit margin),

•

Research and development expenses for the fourth quarter 2019 were $244 thousand and increased by $119 thousand compared to the same period in 2018. This increase was primarily due to the development of OVAnex, our third-generation serial monitoring product.

•

Sales and marketing expenses for the fourth quarter 2019 were $2.1M compared to $1.6M the same period in 2018. This increase was primarily due to the increased investment in headcount and personnel-related expenses compared to those in the same period in 2018.

•	General and administrative expenses for the fourth quarter 2019 were $1.6M compared to $1.3M for the same period in 2018. This increase was primarily due to an increase in legal expenses during 2019.

•	The cash balance at December 31, 2019 was $11.7 million, Cash utilization in the fourth quarter of 2019 was $2.9M.

Conference Call and Webcast

Vermillion, Inc. will host a call today at 4:30 p.m. Eastern Daylight Time to discuss results followed by a question and answer period.

Thursday, March 26th @ 4:30pmET

Domestic:	877-407-4018
International:	201-689-8471
Conference ID:	13699543
Webcast:	http://public.viavid.com/index.php?id=138240

About Vermillion, Inc.

Vermillion, Inc. is transforming women’s health with the discovery, development and commercialization of innovative testing options and bio-analytical solutions that help physicians assess risk, optimize patient management and improve gynecologic health outcomes for women. OVA1®plus combines our FDA-cleared products OVA1® and OVERA® to detect risk of ovarian malignancy in women with adnexal masses. ASPiRA GenetiXSM testing offers both targeted and comprehensive genetic testing options with a gynecologic focus.  With over 10 years of expertise in ovarian cancer risk assessment Vermillion has expertise in cutting-edge research to inform our next generation of products. Our focus is on delivering products that allow healthcare providers to stratify risk, facilitate early detection and optimize treatment plans.

Visit our website for more information about our products at www.vermillion.com.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 including statements regarding expected timing and receipt of proceeds from the State of Connecticut Department of Economic Development loan. These statements involve a number of risks and uncertainties.  All statements other than statements of historical facts contained in this press release are forward-looking statements. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including the risks and uncertainties inherent in Vermillion’s business, including those described in the section entitled “Risk Factors” in Vermillion’s Annual Report on Form 10-K for the year ended December 31, 2018, as supplemented by the section entitled “Risk Factors” in Vermillion’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. The events and circumstances reflected in Vermillion’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.  Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-535-7742

Arr@LifeSciAdvisors.com

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$11,703	$9,360
Accounts receivable	924	786
Prepaid expenses and other current assets	758	550
Inventories	25	92
Total current assets	13,410	10,788
Property and equipment, net	353	608
Other assets	65	12
Total assets	$13,828	$11,408

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,158	$950
Accrued liabilities	2,588	1,825
Short-term debt	193	189
Other current liabilities	39	-
Total current liabilities	3,978	2,964
Long-term debt	1,099	1,292
Other non-current liabilities	13	-
Total liabilities	5,090	4,256
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at December 31, 2019 and 2018	-	-
Common stock, $0.001 par value, 150,000,000 shares authorized; 97,286,157 and 75,501,394 shares issued and outstanding at December 31, 2019 and 2018, respectively	97	75
Additional paid-in capital	430,802	414,001
Accumulated deficit	(422,161)	(406,924)
Total stockholders’ equity	8,738	7,152
Total liabilities and stockholders’ equity	$13,828	$11,408

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue:
Product	$1,284	$793	$4,404	$2,772
Genetics	22	-	22	-
Service	2	129	112	281

Total revenue	1,308	922	4,538	3,053
Cost of revenue:(1)
Product	665	506	2,378	2,044
Genetics	58	-	295	-
Service	69	247	670	1,098
Total cost of revenue	792	753	3,343	3,142
Gross profit (loss)	516	169	1,195	(89)
Operating expenses:
Research and development(2)	244	125	1,018	550
Sales and marketing(3)	2,076	1,596	9,645	5,642
General and administrative(4)	1,600	1,272	5,810	5,052
Total operating expenses	3,920	2,993	16,473	11,244
Loss from operations	(3,404)	(2,824)	(15,278)	(11,333)
Interest income (expense), net	20	3	59	(22)
Other income (expense), net	(3)	1	(18)	(16)
Loss before income taxes	$(3,387)	$(2,820)	$(15,237)	$(11,371)
Net loss per common share - basic and diluted	$(0.03)	$(0.04)	$(0.18)	$(0.16)
Weighted average common shares used to compute basic and diluted net loss per common share	97,253,311	75,420,104	86,595,581	70,085,842

Non-cash stock-based compensation expense included in expenses:
(1) Cost of revenue	$21	$31	$78	$124
(2) Research and development	-	2	4	6
(3) Sales and marketing	31	17	124	102
(4) General and administrative	248	212	986	869